UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12
Transmeta Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Transmeta Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Transmeta Corporation
Commission File No.: 000-31803
Transcript of Transmeta Corporation Q3 2008 Earnings Call
9:00 AM November 18, 2008 ET
Operator: Good day, everyone, and welcome to the Transmeta Corporation Third Quarter 2008 Conference Call.
At this time for opening remarks, I’d like to turn the call over to Kristine Mozes of Mozes Communications. Please go ahead, ma’am.
Kristine Mozes, President, Mozes Communications LLC
Thank you all for joining us today. Today’s call is being recorded and will be available for playback beginning one hour after the completion of the call. To access the replay, please dial area code 719-457-0820 with the pass code 2156284. In addition to this call being available by phone replay, it is being broadcast live via the Investor Relations page of Transmeta’s website at www.transmeta.com.
Yesterday we issued two press releases and filed them with the SEC: the announcement stating that we signed a definitive agreement to be acquired by Novafora, and our third quarter earnings announcement, which included the announcement of our patent license agreement with AMD. The press releases are also available on Transmeta’s website. With me today is Les Crudele, Transmeta’s President and CEO, and Sujan Jain, Transmeta’s Executive Vice President and Chief Financial Officer.
I want to remind you that in the course of today’s conference call, we will make forward-looking statements regarding future events or the future financial performance of the Company. These forward-looking statements are predictions or estimates, and may differ materially from the Company’s actual results or future events.
All such forward-looking statements are based upon management’s current expectations, but involve inherent risks and uncertainties. Such forward-looking statements speak only as of the date of yesterday’s press releases and today’s conference call, and the Company will not necessarily provide updates of its forward-looking projections or forecasts.
We encourage investors to review Transmeta’s regular filings with the Securities and Exchange Commission, specifically its Annual Report on Form 10-K, as well as its reports on forms 10-Q and 8-K, which identify and describe important risk factors relevant to Transmeta’s business and financial results.
The proposed acquisition by Novafora will be submitted to our stockholders for their consideration, and we will file with the SEC, a proxy statement to be used in solicitation of the approval of the proposed acquisition. You are urged to read the proxy statement regarding the proposed acquisition when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.
Transmeta and its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Transmeta in connection with the proposed acquisition and related items.
Information regarding the directors and executive officers of Transmeta and their ownership of Transmeta stock is set forth in Transmeta’s proxy statement for Transmeta’s 2008 Annual Meeting of Stockholders, which was filed with the SEC on August 25, 2008.
Investors may obtain additional information regarding the interests of those participants by reading the proxy statement relating to the proposed acquisition when it becomes available.
I will now turn the call over to Les for his introductory remarks.
Lester M. Crudele, President and Chief Executive Officer
Thank you, Kristine. Before I turn the call over to Sujan for the financial details, I would like to share with you how excited we are about yesterday’s announcement that we signed a definitive agreement for Transmeta to be acquired by Novafora, Inc. for $255.6 million, subject to working capital and other adjustments.
Novafora, a privately held fabless semiconductor company, is located in San Jose, California. It develops a family of digital video processors. We believe the deal is a win for all our stockholders. We have spent the past several months extensively exploring our strategic options and believe the agreement with Novafora best serves the interest of our stockholders. Sujan will provide more details on the agreement in just a minute.
I would also like to briefly talk about our patent licensing agreement with AMD. The agreement, which we also announced yesterday, grants a non-exclusive, fully paid-up license under Transmeta’s patents to AMD and includes The Foundry Company which AMD recently announced as part of its Asset Smart strategy.
We are pleased to have achieved this license agreement with AMD and believe it provides our stockholders with an immediate return on our intellectual property rights. Later in the call, after Sujan goes through the financial details, I will discuss these announcements in more detail.
Now I will hand the call over to Sujan.
Sujan Jain, Executive Vice President and Chief Financial Officer
Thank you, and welcome everyone. This morning I will provide more details behind the third quarter 2008 financial results that we reported yesterday as well as the terms of our agreements with Novafora and AMD. After that I will turn the call over to Les for his additional comments, and then we will open up the call for questions.

Revenue for the third quarter of 2008 was $25.3 million compared with $366,000 in the second quarter of 2008. Revenue in both the third and second quarters of 2008 was derived from licensing activities. The $25.3 million of license revenue in the third quarter came from the NVIDIA licensing fee and royalties from LongRun2 licensees. Our overall gross profit for the third quarter was $25.3 million.
Total operating expenses for the third quarter of 2008 resulted in a gain of $3.5 million compared with expenses of $1.9 million in the second quarter of 2008. Third quarter operating expenses included $2.9 million of income from two previously announced agreements with Intel that we entered into during the third quarter.
The third quarter expenses also included $5.9 million of income from the December 2007 settlement and licensing agreement with Intel and $887,000 for non-cash stock compensation charges. To break down the third quarter operating expenses, the numbers included $1.6 million in R&D and $3.7 million in SG&A expenses.
Our R&D expenses of $1.6 million compared with $2.3 million in the previous quarter. The sequential decrease is primarily due to a decrease in stock-based compensation charges and external consulting services.
SG&A expenses of $3.7 million compares with $4.1 million in the previous quarter. The decrease is primarily related to decrease in compensation and outside services.
In the third quarter of 2008, we recorded interest income of $1.8 million, which included $1.2 million of imputed interest income from our December 2007 settlement and licensing agreement with Intel.
Net income in the quarter was $30.6 million or $2.31 per fully diluted share. This compares with a net income of $214,000 or $0.02 per share in the second quarter of 2008. Our cash, cash equivalents and short-term investments at September 30, 2008, totaled $255.2 million. Our cash includes the $91.5 million payment we received from Intel pursuant to the technology licensing and amended settlement and licensing agreement entered into in September 2008, as well as the $25 million payment from NVIDIA for the licensing agreement we signed in August 2008. We continue to be debt-free.
In the fourth quarter, we expect to recognize $5.9 million of operating income from the settlement and licensing agreement with Intel. We expect to be profitable on a GAAP net income basis in the fourth quarter of 2008 and continue to expect to be profitable for fiscal year 2008.
In accordance with our patent license agreement with AMD, AMD will transfer to us 700,000 shares of Transmeta’s Series B Preferred Stock that AMD currently holds. This stock represents 499,429 shares of our common stock.
Now I would like to take a few minutes to go over the terms of the definitive agreement with Novafora. We announced yesterday that we signed a definitive agreement to be acquired by Novafora for $255.6 million in cash, subject to certain working capital and other adjustments.

This includes an enterprise value of $11.6 million for the Company. The proceeds reflecting the enterprise value are held in an escrow account and are to be released upon closing of the transaction. Under the terms of the agreement, and based on our current estimates for working capital and other adjustments at the effective time of the merger, we expect stockholders to receive between $18.70 and $19 for each outstanding share of our common stock.
The price per share assumes the conversion of all remaining Transmeta’s Series B Preferred Stock, which converts into 214,041 shares of common stock. It also includes warrants redeemable for 977,355 shares of common stock at an exercise price of $9 per share and all options vested at the time of closing.
The definitive agreement with Novafora provides, among other things, that Transmeta may not enter into any future licensing transactions prior to closing of the merger without Novafora’s consent. The acquisition is expected to close in the first quarter of 2009.
With that, I will now turn the call over to Les.
Lester M. Crudele, President and Chief Executive Officer
Thank you, Sujan. Last year Transmeta transitioned from our microprocessor and consulting services businesses to focus solely on developing and licensing its intellectual property and patents.
At the end of the year, we signed a settlement and licensing agreement with Intel, which opened up potential new opportunities for us. As a result, this year we were able to conduct a process to actively explore and evaluate a full range of strategic alternatives even as we continue to license our intellectual property and patents.
Throughout the year we were able to create additional value for our shareholders through the signing of patent licenses with NVIDIA and AMD. After significantly strengthening our balance sheet through these transactions, we believe this is the optimal time to proceed with a sales process in order to enhance value for all our stockholders.
This transaction with Novafora represents the culmination of a lengthy and deliberate process conducted by the Board and management of Transmeta, in which we reviewed the company’s standalone strategic plan as well as partnership opportunities with a variety of companies. We believe that this acquisition by Novafora is the best means for returning value to our stockholders.
Novafora is a video processor company whose mission is to enable OEMs to deliver digital video with the highest quality video anywhere on any display device at any time. The company was founded in 2004 by a group of successful entrepreneurs and video experts, and is backed by leading venture capital firms. The company intends to add Transmeta’s power management technologies to its video processor to help make its products applicable across the broadest range of video oriented devices. The merger has been unanimously approved by Transmeta’s and Novafora’s Board of Directors, and is subject to Transmeta’s stockholder approval and other customary closing conditions. As soon as possible, and certainly within the next few days, we will make a timely filing with the SEC of the agreement and plan of merger with Novafora.

We will also file and issue a proxy statement for our stockholders to vote on the proposed acquisition.
As I mentioned earlier, we are very pleased we were able to enter into a licensing agreement with AMD. Transmeta and AMD have a long history of collaboration on promoting industry standards for next-generation microprocessors as well as a broader strategic relationship. This licensing agreement provided Transmeta stockholders with an immediate return on our intellectual property rights and added value to our acquisition price.
I would like to take this opportunity to thank all of Transmeta’s investors, employees, customers and strategic partners for their dedication and outstanding commitment since the founding of Transmeta.
Operator, we are now ready to open up the call for questions.
Operator: [Operator Instructions]. And our first question comes from Jim Schwartz. Your line is now open.
Q
Hey guys, hey Sujan, congratulations. Question for you, I’m trying to figure out the math and I look at the Intel, NVIDIA deal and the AMD transaction, and it’s roughly $20 a share in cash. Number one, I’m just a little confused; why would you sell the company for less than the cash that you have, assuming the IP is worth something? And then, how do you, kind of, rationalize the AMD transaction which if you take the shares, it comes to roughly $9 million, how does that compare to the Intel, roughly 95 million up-front payment? If you guys could maybe just rationalize those two things for me? Thanks.
A — Sujan Jain
Sure. Hello, Jim.
Q
Hi.
A — Sujan Jain
So for — if you look at our cash position as of September 30, 2008, we had $255.2 million. But as we mentioned in our prepared remarks, we have $11.6 million in addition that will be paid by — in enterprise value. So this is in addition to our cash position to our assets that we have minus the liabilities that we have on our books, so the liabilities that we will incur as part of the transaction or closing the transaction.
Q
Okay. Could you outline the fees associated with the transaction, because maybe that’s what I’m missing?

A — Sujan Jain
Like, we continue to burn money so the numbers that we have on the balance sheet as of this September 30, 2008, would reduce with the burn rate for our Q4 and, until the closing of the transaction in Q1. In terms of fees, we would have fees payable to Piper Jaffray, who acted as a financial advisor, that would be in the range of about $2 million.
Q
Wow, so $2 million to Piper Jaffray. Are there management incentives? Do I assume you guys are staying on with Novafora? What’s the — I guess I’m just trying to figure out why— Look, you’ve done a great job of turning the company around, but why sell it for less than the cash on the balance sheet?
A — Sujan Jain
It’s not less than the cash on the balance sheet, no, because, as I mentioned, there is an $11.6 million in additional enterprise value. This is what Novafora will be paying on top of our cash in hand, plus our assets minus the liabilities that we either have on the books today or we would incur from now until the closing of the transaction, and the fees payable for the transaction.
Q
Okay.
A — Sujan Jain
Now, one more thing to clarify in terms of AMD, those are the preferred stocks that the company receives back from AMD, so this is not a cash transaction. There’s no cash impact on our balance sheet as a result of the AMD transaction, but around $8.3 million of shareholder impact, because of the reduction of Series B shares, which translates into approximately 500,000 common shares.
Q
And is that in lieu of a perpetual license?
A — Sujan Jain
That’s correct.
Q
So how does — but, I mean, maybe you could just, okay look, because I mean I look at what Intel paid and I’m looking at what AMD paid, and I just — I don’t understand the massive delta. Couldn’t we’ve gotten more out of AMD?

A — Lester Crudele
So let me clarify something here. The $91.5 million that we received from Intel in the third quarter was partially in compensation for a payment stream, five $20 million payments that were coming over the next five years, you know, $20 million a year. So we accelerated that payment stream, and we also got some compensation for a technology license that went along with it. So it’s not fair to compare the full payment stream that was left from our settlement agreement with Intel last year to the licensing agreement that we just did with AMD.
Q
Okay. Thanks, guys.
Operator: [Operator Instructions]. Our next question comes from Scott Middleman. Your line is now open.
Q
Hi. Good morning. Just on the regulatory front, are there any foreign jurisdictions you expect to have to file in?
A — Sujan Jain
Hello, Scott. No, we do not.
Q
All right. Great. Thanks very much.
Operator: Our next question comes from Philip Zera. Your line is now open.
Q
Yes. Good morning. Have there been any developments with the foundry in Taiwan that you were doing sampling with?
A — Lester Crudele
Good morning, Philip. So, we have reported before that we have run silicon of our LongRun2 process through TSMC. We continued in the third quarter to do evaluation work on that silicon. So we have results from that and we used that in the third quarter to do some initial announcements on some IP websites that we actually do have those results in place. We don’t have anyone using our products at this point in anything that’s running in a licensee or customer-base product at TSMC.
Q
Great. Thank you. I have looked at Novafora’s webpage and I’m familiar with the people that started Terayon and I’m not sure I see the synergy as well. Will you continue to seek new licensees for LongRun2 technologies?
A — Lester Crudele
That will certainly be up to Novafora to decide how they progress forward with the business. What they did say in their press release is that they see some real synergy by taking LongRun2 and putting LongRun2 in their video processor chips and specifically in power reduction, so that as they look at a broader marketplace they are able to penetrate into lower power kinds of devices.
Q
Very good. Thank you.
Operator: And it appears we have no further questions at this time. I’d like to turn it back over to our speakers for any closing remarks.
Lester M. Crudele, President and Chief Executive Officer
I want to thank all our shareholders for their continued support. Thank you for dialing in today. Operator, that concludes the call.
Operator: This concludes today’s teleconference. You may disconnect your lines at any time. Have a great day.
Safe Harbor Statement
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those concerning Transmeta’s revenue, the value of Transmeta’s intellectual property and technologies, the amount of cash consideration to be received by Transmeta stockholders, the timing and likelihood of closing of the proposed merger and the potential benefits of the proposed merger. Such statements speak only as of the date these statements are made, and Transmeta will not necessarily provide updates of its projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from actual results or future events. These risks and uncertainties include, among others, the satisfaction of closing conditions to the proposed merger, failure of Transmeta stockholders to approve the proposed merger, Transmeta’s estimates of its operating costs prior to closing the proposed merger, costs related to the proposed merger, general economic and political conditions in the U.S. and abroad, and other risks affecting Transmeta’s and Novafora’s respective businesses generally, including, with respect to Transmeta, those risks discussed in its most recent reports on Forms 10-K and 10-Q. Transmeta undertakes no obligation to revise or update publicly any forward-looking statement for any reason.
Additional Information and Where to Find It
Transmeta will file a proxy statement with the SEC in connection with the proposed merger.

Investors and stockholders of Transmeta are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information regarding Novafora, Transmeta, the proposed merger, the persons soliciting proxies in connection with the proposed merger on behalf of Transmeta and the interests of those persons in the proposed merger and related matters. Transmeta intends to mail the proxy statement to its stockholders as soon as practicable. Investors and stockholders will be able to obtain a copy of the proxy statement and other documents filed by Transmeta with the SEC free of charge at the Web site maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by Transmeta are available free of charge by contacting Transmeta Investor Relations (Kristine Mozes, 781-652-8875).
Participants in Solicitation
Transmeta, and its directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Transmeta in connection with the proposed merger and related items. Information regarding the directors and executive officers of Transmeta and their ownership of Transmeta stock is set forth in Transmeta’s proxy statement for Transmeta’s 2008 annual meeting of stockholders, which was filed with the SEC on August 25, 2008. Investors and stockholders may obtain additional information regarding the interests of those participants by reading the proxy statement relating to the proposed merger when it becomes available. Investors and stockholders can obtain a copy of that proxy statement free of charge at the Web site maintained by the SEC at http://www.sec.gov.